Exhibit 3.8

CERTIFICATE OF MERGER

OF

GRAVITICS MERGER SUB INC.

WITH AND INTO

GRAVITICS, INC.

(Pursuant to Section 251 of the General Corporation Law of the State of Delaware)

Gravitics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Surviving Corporation”), does hereby certify as follows pursuant to Section 251 of the General Corporation Law of the State of Delaware (Title 8, Delaware Code):

FIRST: The name and state of incorporation of each of the constituent corporations that is a party to the merger (each, a “Constituent Corporation”) are as follows:

Name	State of Incorporation
Gravitics Merger Sub Inc.	Delaware
Gravitics, Inc.	Delaware

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 6, 2026, as amended on June 30, 2026, and further amended on August 11, 2026, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with the provisions of Section 251 of the General Corporation Law of the State of Delaware. Specifically:

(a)	The board of directors of Gravitics, Inc. duly adopted resolutions approving and declaring advisable the Merger Agreement and the merger contemplated thereby, and the stockholders of Gravitics, Inc. duly adopted the Merger Agreement by the requisite vote in accordance with Section 251 of the General Corporation Law of the State of Delaware.
(b)	The sole director of Gravitics Merger Sub Inc. duly adopted resolutions approving and declaring advisable the Merger Agreement and the merger contemplated thereby, and the sole stockholder of Gravitics Merger Sub Inc. duly adopted the Merger Agreement by written consent in accordance with Section 251 of the General Corporation Law of the State of Delaware.

THIRD: The name of the surviving corporation is Gravitics, Inc., a Delaware corporation (the “Surviving Corporation”). Gravitics Merger Sub Inc. shall be merged with and into the Surviving Corporation, and the separate existence of Gravitics Merger Sub Inc. shall thereupon cease.

FOURTH: The certificate of incorporation of Gravitics, Inc., as in effect immediately prior to the effective time of the merger, shall be the certificate of incorporation of the Surviving Corporation, without any amendment or change thereto by virtue of the merger.

FIFTH: The executed Merger Agreement is on file at an office of the Surviving Corporation at the following address: 4400 Biscayne Blvd., Suite 180, Miami, FL 33137, USA.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any Constituent Corporation.

SEVENTH: This Certificate of Merger shall become effective upon filing with the Secretary of State of the State of Delaware, in accordance with Section 103 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by its duly authorized officer as of the date set forth below.

GRAVITICS, INC.

By:
Name:	[Name of Authorized Officer]
Title:	[Title of Authorized Officer]
Date:	[Date]